Exhibit 4.12

FIRST ADDENDUM TO AGREEMENT

between

ANGLOGOLD LIMITED

and

DRIEFONTEIN CONSOLIDATED (PROPRIETARY) LIMITED

2.

1.	Introduction

1.1	The parties hereto entered into an Agreement of Sale of Mineral Rights on 18 September 2003 a copy whereof is annexed hereto marked A (which Agreement is hereinafter referred to as “the Principal Agreement”);

1.2	The parties wish to extend the due date for fulfilment of the suspensive conditions stipulated in clause 3.4 of the Principal Agreement.

2.	Interpretation

Save as expressly defined in this First Addendum the words and expressions used herein shall have the meanings assigned thereto in the Principal Agreement.

3.	Amendment

3.1	Extension

The parties hereby agree to extend the due date for fulfilment of the suspensive conditions to which the Principal Agreement is subject, as reflected in clause 3.4 of the Principal Agreement, from 31 December 2003 to 31 January 2004.

3.2	Effective Date

The provisions of clause 3.1 hereof will, notwithstanding the date of signature hereof, be deemed to have taken effect retrospectively from 30 December 2003.

3.3	No lapses

The parties hereby agree and accept that, as between them, their rights and obligations in terms of the Principal Agreement will continue in force and will be deemed to have continued in force notwithstanding the extension of the date pursuant to clause 3.1 hereof, subsequent to 31 December 2003.

4.	Savings

Save as expressly agreed upon pursuant to this First Addendum, the provisions of the Principal Agreement will remain unaltered and of full force and effect.

3.

Signed at Johannesburg on 27 January 2004.

As witnesses:

1.

for: Anglogod Limited

2.

Signed at Johannesburg on                      2004.

As witnesses:

1.

for: Driefontein Consolidated (Proprietary) Limited

2.